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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Form 8-K

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

Wednesday, January 9, 2002
(Date of report)

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

660 Engineering Drive

Norcross, Georgia 30092

(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 9. Regulation FD Disclosure.

The registrant is making publicly available its management's current expectations with respect to certain financial parameters for 2002. These expectations are based on current internal plans and external business conditions, and are subject to significant risks as set forth below.

Subject to the risks and limitations stated herein, the registrant's management:

Currently expects that during 2002 the registrant's revenues will increase by approximately 20% over those for 2001, to approximately $336 million;

Currently expects that during 2002 the registrant's Satcom division will achieve revenue growth of approximately 40%, to approximately $30 million;

Currently expects that during 2002 the registrant's cash flow from operations will approximately double, to approximately $9 million; and

Currently expects that during 2002 the registrant's debt-equity ratio will decline from 39% at 12/31/01 to approximately 33% at 12/31/02.

The foregoing expectations constitute forward-looking statements. Actual results could differ materially from such expectations as a result of a wide variety of factors. Such factors include, but are not limited to, the timing of major orders; technological difficulties encountered by the registrant; technological developments by both the registrant and its competitors; the growth rate for various wireless communications services worldwide; availability of funding for investments in major new satellite programs; the nature and effects of U.S. governmental controls on foreign sales of, and U.S.-Canadian cooperation on, space products; the strength and timing of end-user acceptance of new communications services, such as high-data-rate mobile services; the registrant's ability to achieve product development and manufacturing objectives within the cost and timing parameters created by customers and end-users; and the effects on cash and debt of asset acquisitions or dispositions that are not currently planned. Additional information concerning such factors is contained in the registrant's Report on Form 8-K dated August 16, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Norcross, State of Georgia, on January 9, 2002.

EMS TECHNOLOGIES, INC.
Date:	January 9, 2002	By:	/s/	William S. Jacobs
William S. Jacobs
Vice President